STOCK PURCHASE AGREEMENT



                                  By and Among



                              S.M.A. REAL TIME INC.



                                       and



                                    PSA, INC.


                                       and


                     UNITED STATES TRUST COMPANY OF NEW YORK

                                  as Agent Only

                             dated as of May 4, 2000

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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of this fourth day of May 2000, by and among PSA, INC., a Nevada corporation with a place of business located at 9800 South Sepulveda Boulevard, Suite 810, Los Angeles, California 90045 ("PSA"); S.M.A. REAL TIME INC., a New York corporation with principal offices at 100 Avenue of the Americas, 10th Floor, New York, New York 10013 ("SMA"); and UNITED STATES TRUST COMPANY OF NEW YORK, (the "AGENT"), solely in its capacity as Agent pursuant to Section 2.3 and
Schedule 2 A.

                                    RECITALS

         A. SMA desires to sell to PSA, and PSA desires to purchase the number of shares of SMA's Class A voting common stock and Class B non-voting common stock, par value $.0001 per share (individually referred to as "A SHARES" and "B SHARES" respectively and collectively referred to as "SMA SHARES"), aggregating 2,261,111 A Shares and 1,438,889 B Shares, for a total of 3,700,000 SMA Shares; and


         B. The parties intend that the aggregate SMA Shares acquired by PSA, after giving effect to the transactions covered by this Agreement, shall constitute a total of fifty percent (50%) of the issued and outstanding SMA Shares, comprised of fifty-five percent (55%) of all of the A Shares and forty-three and seventy five one-hundredths percent (43.75%) of all of the B Shares, it being the understanding of the parties that PSA intends, following consummation of the transactions contemplated hereby to consolidate the operations of SMA on PSA's books for accounting purposes.

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. SALE AND PURCHASE OF STOCK.

         1.1 STOCK PURCHASE . Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, on the Closing Date: SMA shall issue and sell to PSA, and PSA shall purchase and pay for, an aggregate of 3,700,000 SMA shares, comprised of 2,261,111 A Shares and 1,438,889 B Shares.

         1.2 CONSIDERATION . Subject to the terms and conditions of this Agreement, and in consideration of (i) the issuance and/or sale to PSA of the SMA Shares pursuant to Sections 1.1(a) and (b) above, PSA shall:

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                  (a) Pay to SMA, in cash,


$5,000,000                            At Closing, by wire transfer to an account
("INITIAL PURCHASE PRICE")            designated in writing by SMA

$5,000,000                            On or before _________________, 2000
("DEFERRED PAYMENT")                  [INSERT 150TH DAY AFTER CLOSING] (the
                                      "DEFERRED PAYMENT DATE") by wire transfer to an account designated in writing by the Agent designated in SECTION 2A.1


                  (a) Issue to SMA 1,958,824 shares of PSA common stock, (the "PRINCIPAL PSA Shares").

                  (b) Deposit with the Agent an additional aggregate of 2,000,000 PSA Shares, registered in the name of PSA with stock powers, executed by the President of PSA in favor of SMA as provided in, and to be treated with and disposed of by the Agent pursuant to Section 2.3.

                  (c) Simultaneously with each of the wire transfers to the Agent referred to in subsection (a) PSA shall send written notice of such wire transfer by telecopier to the Agent and SMA at the address set forth in Section 15.

2. CLOSING.

         2.1 LOCATION AND DATE . The Closing of the transactions contemplated by this Agreement (the "CLOSING") is taking place simultaneously with the execution date of this Agreement first above written, at the offices of Herrick, Feinstein, LLP, 2 Park Avenue, 21st Floor, New York, New York 10016, the attorneys for SMA, at 10:00 a.m. Eastern Savings Time, which date shall be referred to as the "CLOSING DATE."

         2.2 CLOSING DELIVERIES .

                  At the Closing:

                  (a) DELIVERIES BY SMASMA shall issue and deliver:

                           (i) TO PSA, two SMA stock certificates registered in
the name of PSA, one of which shall represent 1,164,804 A Shares and one of which shall represent 741,257 B Shares, said certificates representing the SMA Shares to be issued by SMA in respect of the Initial Purchase Price; and

                           (ii) TO THE AGENT,

                                (A) to be held by and disposed of by the Agent
pursuant to SECTION 2.3 below, two SMA stock certificates registered in the name of PSA, one of which shall represent 1,096,307 A Shares and one of which shall represent 697,632 B Shares (the "SMA ESCROW SHARES"), and

                                (B) a check, subject to collection, payable to
the Agent, in the amount of $2,500.

                           (iii) TO PSA,

                                (A) a true copy of resolutions adopted by a
majority of the A Shares outstanding immediately prior to the Closing, certified by the Secretary of SMA, electing as the sole members of the Board of Directors of SMA Michael Morrissey, David Satin, and David Walsh.

                                (B) all other documents PSA may reasonably
request relating to the existence of SMA and the authority of SMA to enter into this Agreement, all in form and substance reasonably satisfactory to PSA, including, without limitation, (i) a copy of the Recapitalization Amendment referred to in Section 3.1(d), certified as of a recent date by the Secretary of State of New York; (ii) copies of SMA's bylaws as effective on the date hereof,
(iii) copies of resolutions duly adopted by the Board of Directors of SMA and by the vote of a majority of SMA's Shareholders authorizing this Agreement and the transactions contemplated hereby, (iv) a certificate of the Secretary of SMA certifying as to signatures of the officers executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (v) a recent good standing certificate regarding SMA from the office of the Secretary of State of New York.

                                (C) a legal opinion of Herrick, Feinstein, LLP,
counsel to SMA, reasonably satisfactory in form and substance to PSA and its counsel.

                  (b) DELIVERIES BY PSA. PSA shall deliver:

                           (i) TO SMA, confirmation of electronic transfer of
funds instructions evidencing the transfer to SMA of the Initial Purchase Price of $5,000,000, as set forth in SECTION 1.2(A).

                           (ii) TO SMA, a certificate for 1,035,473 of the
Principal PSA Shares, registered in SMA's name.

                           (iii) TO THE AGENT, to be held by and disposed of by
the Agent pursuant to SECTION 2A below:

                                (A) a certificate for 923,351 of the Principal
PSA Shares registered in the name of PSA (the "PSA PRINCIPAL ESCROW SHARES");

                                (B) a certificate for 2,000,000 PSA Shares
registered in the name of PSA (the Default PSA Shares);

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                                (C) stock transfer powers relating to A Shares
and B Shares, executed by an executive officer of PSA in favor of SMA (hereafter "PSA - SIGNED SMA STOCK POWERS") in the following amounts:

                                    A Shares         1,096,307
                                    B Shares           697,632

                                (D) a stock transfer power relating to PSA
common Stock in favor of SMA executed by an executive officer of PSA with the number of shares left blank ("PSA BLANK DEFAULT STOCK POWER").

                                (E) a stock transfer power executed by an
executive officer of PSA relating to 923,511 PSA shares in favor of SMA (the "923,511 PSA SHARE STOCK POWER").

                                (F) a check, subject to collection, payable to
the Agent, in the sum of $2,500.

                           (iv) TO SMA,

                                (A) a true copy of resolutions adopted by the
Board of Directors of PSA, certified by the Secretary of PSA, electing Michael
J. Morrissey, President of SMA, to its Board of Directors.

                                (B) all other documents SMA may reasonably
request relating to the existence of PSA and the authority of PSA to enter into this Agreement, all in form and substance reasonably satisfactory to PSA, including, without limitation, (i) a copy of the Articles of Incorporation of PSA certified as of a recent date by the Secretary of State of Nevada; (ii) copies of PSA's bylaws as effective on the date hereof, (iii) copies of resolutions duly adopted by the Board of Directors of PSA authorizing this Agreement and the transactions contemplated hereby, (iv) a certificate of the Secretary of PSA certifying as to signatures of the officers executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (v) a recent good standing certificate regarding PSA from the office of the Secretary of State of Nevada.

                                (C) a legal opinion of Kantor, Davidoff, Wolfe,
Mandelker & Kass, P.C., counsel to PSA, reasonably satisfactory in form and substance to SMA and its counsel.

                  (c) ESCROW AGREEMENT. The Escrow Agreement shall be executed and delivered to and by all signatories thereto.

                  (d) DOCUMENTARY STAMPS. All stock certificates issued or transferred pursuant to this Agreement shall have all necessary transfer tax and other revenue stamps affixed, if any are required, acquired at the issuer's or transferor's expense.

                  (e) LEGENDS. The stock certificates issued pursuant to this agreement shall bear the legends described in SECTION 9 below.

         2.3 ESTABLISHMENT OF ESCROW

                  (a) THE AGENT. United States Trust Company of New York is hereby designated as the Agent (the "AGENT") to receive and dispose of the Escrow Items listed below:

                           (i) The SMA Escrow Shares, which shall be deposited
with the Agent at the Closing;

                           (ii) The PSA Principal Escrow Shares, which shall be
deposited with the Agent at the Closing;

                           (iii) The Default Escrow Shares, which shall be
deposited with the Agent at the Closing;

                           (iv) The Deferred Payment, at such time as it shall
be received by the Agent; and (v) The PSA-Signed SMA Stock Powers and PSA Blank Default Stock Power and the 923,511 PSA Share Stock Power.

                  (b) The Agent shall hold the Escrow Items and dispose of the same as follows:

                           (i) RECEIPT OF DEFERRED PAYMENT. If the Deferred
Payment is received on or before 5:00 PM on the Deferred Payment Date, the Agent shall promptly deliver to SMA written notice of the receipt thereof and

                                (A) deliver to the SMA Escrow Shares to PSA;

                                (B) wire transfer the amount of the Deferred
Payment to SMA to an account designated by SMA in writing;

                                (C) deliver to PSA the certificate for the
923,351 PSA Principal Escrow Shares, together with the 923,351 PSA Share Stock Power. Simultaneously with such delivery, PSA shall deliver to the Agent a new PSA common stock certificate registered in the name of SMA for 923,351 shares of PSA common stock, and upon receipt thereof the Agent shall thereupon promptly deliver said Certificate to SMA; and

                                (D) return to PSA the Default PSA Shares.

                           (ii) NON-RECEIPT OF DEFERRED PAYMENT. If the Deferred
Payment is not received by the Agent on or before the Deferred Payment Date, the Agent shall promptly deliver to SMA and PSA, by telecopier and registered mail to the number and address indicated for such parties in SECTION 15 below, written notice ("DEFAULT NOTICE") of non-delivery of the Deferred Payment. PSA shall thereafter have a period of five (5) business days ("GRACE PERIOD") in which to deliver such Deferred Payment to the Agent. The Agent shall deliver a further written notice ("FURTHER ESCROW NOTICE") to SMA on the first business day following the expiration of the Grace Period stating whether such Deferred Payment has been delivered. If such Deferred Payment has not been delivered, SMA shall thereupon have a period of fifteen (15) business days (the "ELECTION PERIOD") after delivery to SMA of the Further Escrow Notice to give written notice to the Agent and PSA ("ELECTION NOTICE") of its election either (i) to accept (A) the 923,351 PSA Principal Escrow Shares and (B) the number of PSA Default Escrow Shares calculated in accordance with subsection (A) below in lieu of the Deferred Payment (the "PSA SHARE ELECTION"), or (ii) to waive receipt of the Deferred Payment ("RESCISSION ELECTION") and to require the Agent to dispose of the SMA Escrow Shares, the PSA Principal Escrow Shares and the PSA Default Escrow Shares as provided in paragraph A below. The Election Notice shall, if it includes a PSA Share Election, be accompanied by a Qualifying Broker Letter (as defined below). Failure of SMA to timely deliver the PSA Share Election shall be deemed a Rescission Election.

                                (A) IF SMA MAKES THE PSA SHARE ELECTION, then

                                     (1) the agent shall deliver the SMA Escrow
Shares to PSA,

                                     (2) the Agent shall deliver the certificate
for 923,351 PSA Principal Escrow Shares to PSA together with the 923,351 PSA Share Stock Power, in exchange for a certificate registered in SMA's name for 923,351 shares of PSA Common Stock and shall deliver said certificate to SMA, and

                                     (3) if the Transfer Amount (as defined
below) is less than the total number of Default PSA Shares held by the Agent, the Agent shall promptly deliver to PSA

                                         (a) the certificates for all of the
Default PSA Shares, and

                                         (b) the PSA Blank Default Stock Power,
in which the Agent shall insert a number of PSA Shares equal to the Transfer Amount. Simultaneously with such delivery, PSA shall deliver to the Agent a certificate ("NEW CERTIFICATE") for a number of PSA Shares equal to the Transfer Amount. The Agent shall thereupon promptly deliver the New Certificate to SMA. Any balance remaining after deducting the Transfer Amount from the PSA Default Escrow Shares shall be cancelled by PSA and returned to the PSA treasury.

                                     (4) if the Transfer Amount is equal to or
exceeds the total number of PSA Escrow Shares held by the Agent, the Agent shall promptly deliver to SMA the certificates for all of the PSA Default Escrow Shares, together with the PSA Blank Default Stock Power in which the Agent shall have inserted a number of PSA Shares equal to the total of the Default PSA Shares (2,000,000 shares).

                  Any taxes imposed on the issuance of the New Certificate shall be paid by PSA.

                                     (5) As used herein,

                                         (a) "TRANSFER AMOUNT" is the number of
whole PSA Shares which results from dividing $5,000,000 by the Margin Amount per PSA Share.

                                         (b) "MARGIN AMOUNT" is an amount, per
PSA Share, resulting from the product of (A) the Market Value of a single PSA Share and (B) the Quoted Margin Rate.

                                         (c) "MARKET VALUE" means the closing
price of a share of PSA Common Stock on the principal market on which PSA common stock is traded on the trading day which is the same as the date of the Qualifying Broker Letter.

                                         (d) "QUALIFYING BROKER" means Merrill
Lynch Pierce Fenner & Smith or any other brokerage firm approved in writing by PSA and SMA, which approval shall not be unreasonably withheld or delayed, notice of which approval is given in writing by each of PSA and SMA to the Agent.

                                         (e) "QUALIFYING BROKER LETTER" means a
letter addressed to SMA and the Agent on the letterhead of, and executed by an officer of the margin department of, a Qualifying Broker, dated no later than the fifth (5th) trading day following the delivery of the Default Notice, stating the Quoted Margin Rate.

                                         (f) "QUOTED MARGIN RATE" means the
percentage of the Market Value per PSA Share which a Qualifying Broker agrees, as of the date of the Qualifying Broker Letter, to commit to lend to SMA upon the security of the PSA Shares Escrow.

                                (B) IF SMA DOES NOT TIMELY DELIVER THE PSA SHARE
ELECTION, or makes a Recission Election, the Agent shall

                                     (1) redeliver all of the SMA Escrow Shares
to SMA which SMA Escrow Shares shall be cancelled by SMA and returned to the SMA Treasury) and the PSA-Signed SMA Stock Powers for 1,096,307 SMA A Shares and 697,632 B Shares;

                                     (2) deliver the certificate for PSA
Principal Escrow Shares to PSA. (3) return to PSA the certificate for the PSA Default Shares.

                  (c) LIMITATION OF AGENT RESPONSIBILITIES AND LIABILITIES. The Agent's responsibilities and liabilities are strictly limited to those set forth in Section 2.3 and are further limited pursuant to the terms of SCHEDULE 2A hereto.

                  (d) AGENT FEES The fees of the Agent will be shared equally by SMA and PSA. The parties acknowledge receipt of the Agent's fee schedule.

                  (e) RETURN OF UNUSED STOCK POWERS Any PSA-Signed Powers or PSA Blank Powers which are not delivered by the Agent pursuant to the preceding sections shall be returned by the Agent to PSA.

         2.4 ELECTION OF REMEDIES . The actions of the Agent required to be taken pursuant to the foregoing provisions of this Section 2 shall constitute the sole remedies available to SMA in the event that the Deferred Payment is not made, in lieu of all other damages, and claims of whatsoever nature. The making by SMA of the Rescission Election or the PSA Share Election, shall constitute an election of remedies by SMA to the exclusion of all other remedies based on the failure of PSA to make the Deferred Payment, the parties hereby agreeing that damages to SMA arising out of the failure of PSA to fund the Deferred Payment are incapable of precise determination. Notwithstanding the foregoing, this
Section 2.4 shall not limit the remedies of SMA in respect of the breach of any other representation, warranty covenant or agreement of PSA hereunder.

         2.5 PSA PREEMPTIVE RIGHTS RELATING TO NEW OFFERINGS OF SHARES . At any time prior to the effective date of a registration statement relating to an initial public offering of SMA's common stock ("IPO"), and subject to Section
2.7 below, if the Board seeks to raise additional capital ("NEW OFFERING") for SMA by issuing additional A Shares, and/or B Shares (collectively referred to in this Section 2.5 and in Section 2.6 as "SHARES") SMA shall first offer, by written notice to PSA (the "PREEMPTIVE RIGHTS NOTICE"), the right ("PREEMPTIVE RIGHT") to purchase a portion of the aggregate number of additional Shares to be offered in such New Offering, at the same price per Share as is offered in such New Offering, such that immediately after purchasing such portion and the sale of the balance of the Shares offered in such New Offering, PSA would hold the same percentage of the total number of A Shares and B Shares outstanding as PSA held immediately prior to such New Offering. Any New Offering shall be made on such terms and conditions as are determined by the Board. If, following issuance of the Preemptive Rights Notice the number of Shares offered in the New Offering is changed, SMA shall issue a new notice ("REVISED NOTICE") and PSA's Preemptive Right shall be adjusted such that PSA would hold the same percentage of the total number of Shares outstanding as PSA held immediately prior to the such New Offering, as so changed. PSA shall be required to deposit with SMA the consideration required by the Preemptive Rights Notice (or Revised Notice, as the case may be) on or before the date specified therein, which shall be not earlier than 20 days following the date of the Preemptive Rights Notice or Revised Notice. If PSA does not timely exercise its Preemptive Right or any portion thereof, SMA shall have the right to proceed with the New Offering without further notice to PSA. If the Shares issued in a New Offering are to be issued at different prices, PSA's Purchase Right shall be computed separately with respect to the number of Shares to be issued at each price level. Subject to Section 2.6, the term "New Offering" shall not apply to (i) securities issued to management, directors or employees of, or consultants to, SMA pursuant to or in connection with an option plan, an employee stock option plan, an employee stock purchase plan or other employee benefit plan approved by the Board; (ii) securities issued by SMA as part of any public offering pursuant to a registration statement under the Securities Act; (iii) securities issued in connection with any stock split, stock dividend or recapitalization of SMA; or
(iv) securities issued as consideration for, or in connection with, any merger or acquisition of the stock or assets of an entity acquired by SMA.

         2.6 ADDITIONAL PSA PURCHASE RIGHTS RELATED TO OPTIONS AND WARRANTS . At any time prior to the effective date of a registration statement relating to an initial public offering of SMA's common stock ("IPO"), and subject to Section
2.7 below, if the holder of any option, warrant or other right to acquire Shares (including Shares issuable upon conversion of any preferred stock of SMA hereafter issued, collectively "CONVERSION SHARES") shall exercise such right ("CONVERSION EXERCISE"), or if additional shares of SMA common stock are issued to any employees of SMA as and for compensation or its equivalent ("COMPENSATORY SHARES"), SMA shall, within five (5) after delivery to it of a notice of Conversion Exercise, and/or prior to issuance of any Compensatory Shares, deliver written notice to PSA ("PURCHASE RIGHTS NOTICE"), which shall state the number of Shares ("EXERCISED SHARES") as to which a Conversion Exercise has occurred and the exercise price per share or, in the case of Compensatory Shares, the number to be issued and the fair market value attributed thereto by the Board in good faith as compensation to the recipient. PSA shall thereupon have the right ("PURCHASE RIGHT"), exercisable by written notice to SMA (the "PURCHASE EXERCISE NOTICE") to purchase, at the same price per Share payable by the party effecting the Conversion Exercise, and at the said fair market value of Compensatory Shares, a number of additional Shares such that immediately after such purchase and the issuance of Shares pursuant to such Conversion Exercise or as Compensatory Shares, PSA would hold the same percentage of the total number of shares outstanding of each class of SMA common stock so issued as PSA held immediately prior to such Conversion Exercise or issuance of Compensatory Shares. If, following issuance of the Purchase Rights Notice the number of Shares subject to the Conversion Exercise or to be issued as Compensatory Shares is changed, SMA shall issue a new notice ("REVISED PURCHASE RIGHTS NOTICE") and PSA's Purchase Right shall be adjusted such that PSA would hold the same percentage of the total number of Shares outstanding of the class of SMA common stock so issued as PSA held immediately prior to the such Conversion Exercise or issuance of Compensatory Shares, as so changed. If the Exercised Shares or Compensatory Shares are issued at different prices or different fair market values, PSA's Purchase Right shall be computed separately with respect to the number of Exercised Shares and Compensatory Shares at each price or fair market value level. Every Purchase Exercise Notice or Revised Purchase Exercise Notice (a) must be accompanied by a certified or cashier's check, or evidence of a wire transfer to SMA, of the aggregate purchase price for the number of Shares subject to such Purchase Exercise Notice or Revised Purchase Exercise Notice, and (b) must be delivered to SMA by PSA no more than twenty (20) days after delivery to PSA of the Purchase Rights Notice or Revised Purchase Exercise Notice (the "PURCHASE PERIOD"). Any Purchase Rights shall expire to the extent not timely exercised. SMA shall issue all Shares subject to a Conversion Exercise or issued as Compensatory Shares and a Purchase Exercise Notice or Revised Purchase Exercise Notice as of the same date, as promptly as practicable after the end of the Purchase Period.

         2.7 INAPPLICABILITY OF SECTIONS 2.5 AND 2.6 UPON DEFAULT . The provisions of Section 2.5 and 2.6 shall not be applicable, and PSA shall not have any rights to purchase Shares thereunder, from and after the date that the Grace Period relating to a default in payment of the Deferred Payment shall have expired, unless SMA shall have delivered a PSA Share Election.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

         3.1 REPRESENTATIONS AND WARRANTIES OF SMA . To induce PSA to enter into this Agreement and consummate the transactions contemplated hereby, SMA represents and warrants to PSA as follows:

                  (a) ORGANIZATION.

                           (i) SMA is a corporation duly organized, validly
existing and in good standing under the laws of the jurisdiction of its incorporation and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and assets and to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized, qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect (as defined in SECTION 3.3 below) on SMA.

                           (ii) SMA has one subsidiary, SMA Video, Inc. a New
York corporation ("Video"), which is wholly owned by SMA. Neither SMA nor Video is qualified to do business, and neither is by the nature of its business, operations, location of employees or location of assets required to be qualified to do business in any other jurisdiction. In addition, the Company is a member of a Joint Venture with Flicker FX Corp. pursuant to an Agreement dated November 5, 1998, a copy of which has been furnished to PSA.

                           (iii) SMA has delivered to PSA true, complete and
correct copies of the Amended Articles of Incorporation and Bylaws of SMA. Such Amended Articles of Incorporation and Bylaws are collectively referred to as the "Charter Documents." SMA is not in violation of any Charter Documents. The minute books of SMA have been made available to PSA and are correct and complete in all respects.

                  (b) AUTHORIZATION; VALIDITY. SMA has all requisite corporate power and authority to execute and deliver this Agreement and complete the transactions contemplated hereby and perform its obligations pursuant to the terms hereof. The execution and delivery of this Agreement, the Escrow Agreement and the Shareholders' Agreement by SMA and the performance by SMA of the transactions contemplated herein and therein have been duly and validly authorized by the Board of Directors of SMA and the SMA Shareholders, and the execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action, as reflected in the resolutions of the Board of Directors of SMA being delivered at the Closing pursuant to SECTION 2.2(f). Assuming the due authorization, execution and delivery of the same by PSA, this Agreement and related transactions are legal, valid and binding obligations of SMA, enforceable against each such party in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and (ii) general principles of equity which might be invoked by a court in a judicial proceeding (regardless of whether considered in a proceeding at law or in equity).

                  (c) NO CONFLICTS. SMA is not in violation of its Charter Documents, or in any material respect, in violation of any material agreement to which it is a party. The execution, delivery and performance of this Agreement and related transactions has not resulted and will not result in, and the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not:

                           (i) conflict with, or result in a breach or violation
of, any of the Charter Documents; or

                           (ii) conflict with, accelerate any obligation or
result in a default (whether with or without the giving of notice or lapse of time or both) under any document, agreement or other instrument to which SMA is a party, or by which SMA is bound, or result in the creation or imposition of any lien on any of SMA's properties pursuant to (A) any law or regulation to which SMA or any its property is subject, or (B) any judgment, order or decree to which SMA is bound or any of its property is subject.

                  (d) CAPITAL STOCK OF SMA. The authorized capital stock of SMA consists of 25,000,000 A Shares and 25,000,000 B Shares of which 1,850,000 A Shares and 1,850,000 B Shares are issued and outstanding, after giving effect to a recapitalization of 3,700,000 previously outstanding shares of SMA common stock effected in connection with an amendment of its Certificate of Incorporation filed on or about May 4, 2000 (the "RECAPITALIZATION AMENDMENT"); and 10,000,000 shares of preferred stock all of which are unissued. The SMA Shares described on Schedule A as outstanding and owned by the shareholders listed thereon constitute all of the issued and outstanding shares of the capital stock of SMA and have been duly authorized and validly issued, are fully paid and non-assessable and are owned of record and, to the best knowledge of SMA, beneficially by such shareholders in the amounts set forth in Schedule A. The SMA Shares outstanding immediately prior to the execution of this Agreement and Closing hereunder do not have preemptive rights under the Charter Documents, and other than pursuant to the Shareholders' Agreement no such rights will exist immediately following the Closing. The SMA Shares are not subject to or entitled to the benefits of agreements, arrangements or understandings to which SMA is a party or by which SMA is bound that, directly or indirectly, absolutely or contingently, relate to the issuance, ownership, pledge, voting, redemption, repurchase or registration of any SMA Shares, other than pursuant to the Shareholders' Agreement. Immediately following the Closing there will be 4,111,111 A Shares and 3,288,889 B Shares outstanding of which 2,261,111 A Shares and 1,438,889 B Shares will be registered in the name of PSA.

                  (e) TRANSACTIONS IN CAPITAL STOCK. Except as set forth on
SCHEDULE 3.1(e) there are no options, warrants, convertible securities, or other rights outstanding, or agreements existing which obligate SMA to issue or sell to any person or entity, including any Shareholder, any capital stock or other security of or equity interest in SMA or rights based thereon, including phantom stock and stock appreciation rights, and there does not exist any agreement or understanding with respect to any of the foregoing. No dividends or other distributions with respect to the capital stock of SMA have been declared or paid since its inception. As a result of the transactions contemplated hereby, and subject to the payment in full by PSA of the Cash Purchase Price required under SECTION 1.2, PSA will be the record owner of fifty (50%) percent of the outstanding common stock of SMA comprised of 55% of the A Shares and 43.75% of the B Shares outstanding. The delivery of the SMA Shares by SMA to PSA will transfer to PSA good and marketable title to SMA common Stock, free and clear of any lien.

                  (f) STOCK, AND NOTES.

                           (i) Except as set forth on SCHEDULE 3.1(f), SMA does
not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is SMA, directly or indirectly, a member of any joint venture, partnership, limited liability company or other non-corporate entity.

                           (ii) Except as set forth on SCHEDULE 3.1(f), SMA does
not hold any promissory notes.

                  (g) ABSENCE OF CLAIMS AGAINST SMA. Except as set forth on
SCHEDULE 3.1(g), no holder of SMA Shares has asserted any written claim against SMA and to the best knowledge of SMA, no holder of SMA Shares has any unasserted claims against SMA, and to the best knowledge of SMA the closing of the transactions contemplated by this Agreement will not give rise to any such claim against SMA.

                  (h) FINANCIAL STATEMENTS. SMA has heretofore delivered to PSA
(i) a true, complete and correct copy of SMA's audited balance sheet (the "SMA BALANCE SHEET") as of September 30, 1999 (the SMA BALANCE SHEET DATE") and the related statement of income and retained earnings and statement of cash flow for the year then ended audited by Tabb, Conigliaro & McGann, P.C., Certified Public Accountants, ("SMA's Accountant"); and (ii) a true, complete and correct copy of SMA's unaudited balance sheet as of February 29, 2000 and the related statement of income and retained earnings and statement of cash flow for the five months then ended (the "INTERIM FINANCIALS" and collectively, the "SMA FINANCIAL STATEMENTS"). Except as noted on SMA's Financial Statements, SMA's Financial Statements have been prepared from its books and records by SMA in accordance with generally accepted accounting principles ("GAAP") consistently applied. SMA's Financial Statements present fairly the financial condition of SMA as of the respective dates indicated thereon, and each of the income statements included in SMA's Financial Statements presents fairly the results of its operations for the periods indicated thereon, PROVIDED, however, that the Interim Financials do not contain complete footnotes, have not been reviewed by independent accountants and are subject to year - end adjustments. SMA's Financial Statements contain and reflect adequate provisions for all reasonably anticipated liabilities for all material income property, sales, payroll or other taxes applicable to SMA with respect to the periods indicated therein. Since the dates of SMA's Financial Statements, there have been no material changes in SMA's accounting policies. SMA has delivered to PSA complete and accurate copies of all "management letters" received by it from SMA's Accountant and all responses during the last three years by lawyers engaged by SMA to inquiries by SMA's Accountant or any predecessor accountants. SMA acknowledges that PSA is relying in part upon the SMA Financial Statements in making its decision to consummate the transaction contemplated by this Agreement.

                  (i) LIABILITIES AND OBLIGATIONS.

                           (i) SMA is not liable for or subject to any
liabilities except for:

                                (A) those liabilities reflected or reserved
against in SMA's Financial Statements and not previously paid or discharged;

                                (B) those liabilities arising in the ordinary
course of its business since the SMA Balance Sheet Date consistent with past practice under any contract, commitment or agreement, or otherwise, which liabilities are not, individually or in the aggregate, material; and

                           (ii) SCHEDULE 3.1(i) sets forth, in the case of those
liabilities incurred since the SMA Balance Sheet Date which are not fixed or are contested, a reasonable estimate of the maximum amount which may be payable (but no such Schedule is required to be attached if the aggregate amount thereof is reasonably estimated not to exceed $50,000).

                           (iii) For purposes of this Section 3.1(i), the term
"liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured. SCHEDULE 3.1(i) contains a complete list of all indebtedness of SMA as of the Closing Date.

                  (j) USE OF PROCEEDS. The table set forth on Schedule 3.1(j) constitutes management's present reasonable estimate concerning the use of proceeds if the entire $10,000,000 purchase price is paid by PSA as contemplated in this Agreement. SMA will consult with PSA prior to materially deviating from such sale of proceeds until such time as PSA defaults in payment of First or Second Deferred Payment. In the event that one or both Deferred Payments are not made, management will be required to reallocate the initial $5,000,000 of proceeds, or curtail certain projects, unless it is able to replace the Deferred Payments with funds from other sources, including borrowings. Management does not know if such replacement of funds will be available, the timing of such availability, if any, or the consideration, including issuance of securities and/or debt instruments, which may be required to obtain such funds.

                  (k) BOOKS AND RECORDS; MINUTE BOOKS. SMA has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of SMA. SMA has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records. SMA's minute books contain complete and accurate records of all meetings and other corporate action of its Shareholders and Board of Directors and committees thereof.

                  (l) PERMITS. SMA owns or holds all material licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles, licenses and franchises necessary for the continued operation of its business as it is currently being conducted (the "PERMITS").

                  (m) REAL PROPERTY.

                           (i) For purposes of this Agreement, "Real Property"
means all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or used by SMA, together with any additions thereto or replacements thereof.

                           (ii) Except as set forth in SCHEDULE 3.1(m):

                                (A) SMA does not own any Real Property.

                                (B) All written leases, subleases, licenses,
concession agreements or other use or occupancy agreements pursuant to which SMA leases from any other party any real property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "LEASES") are valid and in full force and effect. SMA has provided PSA with true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto.

                  (n) PERSONAL PROPERTY.

                           (i) SMA owns free and clear of all liens or
encumbrances or holds pursuant to leases all personal property necessary to conduct the business and operations of SMA as they are currently being conducted. SMA is not in breach of any of the material terms of any material equipment leases.

                           (ii) All of the material machinery and equipment of
SMA is in good working order and condition, ordinary wear and tear excepted, with the exception of machinery and equipment which is obsolete or out of order and awaiting repair not representing, in the aggregate, a material portion of SMA's machinery and equipment.

                  (o) INTELLECTUAL PROPERTY.

                           (i) SMA is the true and lawful owner of, or is
licensed or otherwise possesses legally enforceable rights to use, the registered and unregistered Marks, and of the Copyright registrations listed on
SCHEDULE 3.1(o). For purposes of this Section 3.1(o), the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by SMA; and the term Copyright" shall mean any United States or foreign copyright owned by SMA as of the date of this Agreement, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign country, as well as any application for a United States or foreign copyright registration made by SMA

                           (ii) SMA does not own any Patents nor has it applied
for any Patents. For purposes of this Section 3.1(o), the term "Patent" shall mean any United States or foreign patent to which SMA has title as of the date of this Agreement, as well as any application for a United States or foreign patent made by SMA.

                           (iii) The Marks and Copyrights listed on Schedule
3.1(o) are referred to collectively herein as the "INTELLECTUAL PROPERTY." The Intellectual Property owned by SMA is referred to herein collectively as the "SMA Intellectual Property." All other Intellectual Property is referred to herein collectively as the "Third-Party Intellectual Property." Except as indicated on SCHEDULE 3.1(o), SMA has no obligation to compensate any person for the use of any Intellectual Property nor has SMA granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not. SCHEDULE 3.1(o) indicates whether any of the Intellectual Property or Third-Party Intellectual Property, listed thereon is necessary to conduct the business and operations of SMA as they are currently being conducted.

                           (iv) SMA is the true and lawful owner of, or is
licensed or otherwise possesses legally enforceable rights, to use all software, computer applications and programs, source code and similar applications utilized by it in its business.

                           (v) Within the past three years (or prior thereto if
the same is still pending or subject to appeal or reinstatement) SMA has not been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding that involves a claim of infringement of any Intellectual Property, and SMA has no knowledge of any other claim of infringement by SMA, and no knowledge of any continuing infringement by any other person or entity of any Intellectual Property rights.

                  (p) MATERIAL CONTRACTS AND COMMITMENTS.

                           (i) SCHEDULE 3.1(p) contains a complete and accurate
list of all material contracts, commitments, leases, instruments, agreements, licenses or permits, to which SMA is a party or by which it or its properties are bound that are material to the business operations or prospects of SMA or that contain provisions, the breach of which would have a Material Adverse Effect on SMA (including without limitation, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) ("MATERIAL CONTRACTS"). SMA has made available to PSA at SMA's offices true, complete and correct copies of the Material Contracts that are in writing. SMA is not a party to any oral Material Contract. Each Material Contract is valid and binding on SMA and is in full force and effect, and unless indicated on SCHEDULE 3.1(p) no default has been committed thereunder by any party.

                           (ii) There are no outstanding balances on any loans
or credit agreements either (i) between SMA and any entity in which any of the Shareholders own a material interest, or (ii) guaranteed by SMA for the benefit of any entity in which any of the Shareholders own a material interest.

                  (q) GOVERNMENT CONTRACTS. SMA is not a party to any government contracts.

                  (r) INSURANCE. SCHEDULE 3.1(r) sets forth a complete and accurate list of all insurance policies carried by SMA and any material insurance claims filed by SMA for the past two policy years as to which any insurer has denied coverage or reserved rights as to coverage. SMA has delivered to PSA true, complete and correct copies of all current insurance policies, all of which are in full force and effect.

                  (s) LABOR AND EMPLOYMENT MATTERS.

                           (i) SCHEDULE 3.1(s) sets forth a true and complete
list of every material employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, stock appreciation right or severance plan of SMA now in effect or under which SMA has or might have any benefit obligation (collectively, "LABOR AGREEMENTS"). SMA has previously made available to PSA at SMA's offices true and complete copies of each such Labor Agreement and any Company employee handbook or policy statement. SCHEDULE 3.1(t) also sets forth a true and complete list of the names, addresses and titles of the directors and officers of SMA.

                           (ii) Except as disclosed in SCHEDULE 3.1(t), as of
the date hereof:

                                (A) all employees of SMA are employees at will;

                                (B) to the best knowledge of SMA, no key
employee or officer of SMA has any plan to terminate his or her employment;

                                (C) to the best knowledge of SMA, no key
employee or officer of SMA, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or any proprietary right of such former employer; and

                                (D) SMA is not a party to any collective
bargaining agreement and has no material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of SMA.

                           (iii) With respect to employees of SMA, SMA is and
has been in compliance in all material respects with all Labor Agreements and applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice.

                           (iv) There is no legal prohibition with respect to
the permanent residence of any employee of SMA in the United States or his permanent employment by SMA or the Buyer. No present or former employee, officer, or director of SMA has, or will have at the Closing Date, any claim against SMA for any material matter including, without limitation, for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement, other than wages, salary, or vacation or sick pay due for the current payroll period and rights to future vacation or sick pay which may accrue hereafter in the ordinary course of business consistent with SMA's current payroll and employment policies.

                  (t) EMPLOYEE BENEFIT PLANS. Subject to Review by Herrick, Feinstein LLP Labor Department

                           (i) SMA has previously made available to PSA at SMA's
offices complete and accurate copies of all SMA's benefit plans. SMA does not maintain any other employee benefit plans, employee welfare benefit plans, employee pension benefit plans, multi-employer plans or all multi-employer welfare arrangements as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") hereafter "PLANS."(including, without limitation, employment agreements other than those described in Schedule 3.1 (f) and any other agreements containing "golden parachute" or "tin parachute" provisions and deferred compensation agreements). No Plans have been terminated within the past three years.

                           (ii) Except as disclosed on SCHEDULE 3.1(u)

                                (A) SMA is not individually or jointly and
severally liable, and none of SMA's officers or employees is liable, for any liability arising under ERISA, the Internal Revenue Code of 1986, as amended (the "CODE"), or any other law or regulation, relating to either an employee benefit plan, within the meaning of Section 3(3) of ERISA (an "ERISA PLAN"), maintained or formerly maintained by SMA or in which SMA currently participates or formerly participated (a "Company Plan"). No ERISA Plan is maintained or was formerly maintained by an affiliate of SMA or in which an affiliate of SMA currently participates or formerly participated.

                                (B) each Company Plan or other Company employee
benefit arrangement has been maintained and administered in all material respects in compliance with the provisions of ERISA, the Code, and all other applicable laws, rules and regulations;

                                (C) each Company Plan that is intended to be
qualified under Code Section 401(a) has received a determination letter from the Internal Revenue Service that such Plan satisfies the requirements of the Code, has not been amended since receiving such determination letter (other than by the adoption of IRS model amendments), and nothing has occurred with respect thereto which could reasonably be expected to result in the loss of such qualification;

                                (D) there are no actions, claims or proceedings
pending (other than routine claims for benefits) or, to the best knowledge of SMA, threatened, relating to any Company Plan that might result in a Company liability;

                                (E) the transactions contemplated by this
Agreement will not result in a Company liability for severance or termination pay or result in increased employee benefits becoming payable to any employees of SMA or vesting of any benefits under any Company Plan;

                                (F) all contributions to SMA Plans and other
employee benefit arrangements (including both employee and employer contributions) that are required to have been made, whether by virtue of the terms of the particular Plan or arrangement or by operation of law, have been made by the due date thereof (including all applicable extensions) and all contributions that are not yet due, but that relate to periods that began prior to the date hereof, have either been paid or have been appropriately reflected by SMA as an accrued liability on SMA's books and records;

                                (G) no Company Plan has incurred any
"accumulated funding deficiency" as that term is defined in Section 412 of the Code (whether or not waived) and, with respect to each Company Plan, the accumulated benefit obligation of the Plan does not exceed the fair market value of the Plan's assets, both on a termination basis and on an ongoing basis;

                                (H) SMA does not maintain any Company Plan or
other arrangement that provides for retiree health or other welfare benefits, except as required by COBRA;

                                (I) SMA does not currently, and has not in the
past, participated in a multi-employer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA;

                                (J) no governmental agency has initiated an
examination, audit or investigation of a Company Plan which has not been completed and

                                (K) SMA is under no obligation (express or
implied) to modify any of its employee benefit agreements or any Plan. With respect to each Company Plan, SMA has delivered to PSA correct and complete copies of (1) the Plan document, (2) the most recent Annual Report (Form 5500 series) and accompanying schedules, (3) the summary plan description, (4) the most recent certified financial statement, and, if applicable, (5) the most recent actuarial valuation report.

                  (u) CONFORMITY WITH LAW; LITIGATION.

                           (i) Except as set forth on Schedule 3.1(u) SMA is not
in violation of any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction which would have a Material Adverse Effect. SMA has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules, regulations, judgments and decrees and is not in violation of any of the foregoing which might have a Material Adverse Effect.

                           (ii) Except as set forth on SCHEDULE 3.1(u) there are
no claims, actions, suits, governmental investigations, arbitrations, legal, administrative or other proceedings of any nature, pending or, to the knowledge of SMA, threatened against or affecting SMA Shares, SMA or its operations, properties, assets, financial condition or prospects at law or in equity, domestic or foreign, criminal or civil, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over SMA, and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against SMA or against any of their respective properties or business. SMA does not have any knowledge of any facts on which material claims may be made against SMA or any of SMA's assets, including, without limitation, SMA Common Stock.

                  (v) TAXES.

                           (i) Except as set forth on SCHEDULE 3.1(v):

                                (A) SMA has timely filed all Tax Returns due on
or before the Closing Date and all such Tax returns are true, correct and complete in all respects.

                                (B) SMA has paid in full on a timely basis all
Taxes owed by it, whether or not shown on any Tax return, or made adequate reserves therefor, and has paid all deficiencies or other assessments of Taxes, interests or penalties or will successfully assert, any claim for the assessment of any additional Taxes of any nature with respect to any periods covered by such Tax returns. No waivers of the time to assess any Taxes have been given or requested and no power of attorney has been granted by SMA with respect to Taxes which is currently in force.

                                (C) The amount of SMA's liability for unpaid
Taxes as of the SMA Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the SMA Balance Sheet, and the amount of SMA's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Tax) as such accruals are reflected on the books and records of SMA on the Closing Date.

                                (D) There are no ongoing examinations or claims
against SMA relating to Taxes, and no notice of any audit of SMA relating to Taxes, or claim relating to Taxes has been received.

                                (E) All Taxes or other charges required to be
withheld or collected by SMA have been duly withheld or collected and, to the extent required, have been paid to the proper government authority or properly segregated or deposited as required by law.

                                (F) SMA has previously made available to PSA at
SMA's offices true and correct copies of all federal, state and local income Tax returns of SMA for the last three complete fiscal years.

                                (G) SMA is not a party to any Tax sharing
agreements.

                           (ii) For purposes of this Agreement:

                                (A) the term "Tax" or "Taxes" shall include any
tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipt taxes, value added taxes, employment taxes, social security taxes, workers compensation taxes, unemployment compensation taxes, license taxes, excise taxes, ad valorem taxes, real or personal property taxes, withholding taxes, payroll taxes, minimum taxes, windfall profit taxes or other tax, fee or like assessment or charge) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and

                                (B) the term "Tax Return" shall mean any return
(including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

                  (w) ABSENCE OF CHANGES. Since the SMA Balance Sheet Date, SMA has conducted its businesses in the ordinary course and, except as contemplated herein or as set forth on SCHEDULE 3.1(w), there has not been and SMA has not:

                           (i) made any change that might have a Material
Adverse Effect on the financial condition, assets, liabilities (contingent or otherwise), income or business of SMA;

                           (ii) made any change in the Articles of Incorporation
or Bylaws of SMA, other than the Recapitalization Amendment, any issuance of any capital stock or the grant of any option, warrant or right to acquire any capital stock or issuance of any security convertible into or exchangeable for capital stock of SMA or change in any manner of the terms of any of its outstanding securities or in the outstanding capital stock or SMA's capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise or issue any phantom stock, stock appreciation right or similar right except in connection with such recapitalization;

                           (iii) granted a material increase in the
compensation, bonus, sales commissions or fee arrangements payable or to become payable by SMA (including, without limitation, any increase or change pursuant to any Plan or Company Plan) to any of its officers, directors, Shareholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

                           (iv) cancelled, or agreed to cancel, any indebtedness
or other obligation owing to SMA, including without limitation any indebtedness or obligation of the Shareholders and their affiliates, other than the adjustment of bills in the course of good faith disputes with customers;

                           (v) adopted or entered into any plan, agreement or
arrangement granting any preferential rights to purchase or acquire any interest in SMA Shares (other than this Agreement) or assets, property or rights of SMA or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                           (vi) waived any material rights or claims of SMA;

                           (vii) entered into any negotiation, agreement or
commitment to do any of the things described in the preceding clauses (i) through (vi) (other than negotiations with PSA and its representatives regarding the transactions contemplated by this Agreement).

                           (viii) suffered any change, event or condition that,
in any case or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or a materially adverse effect upon SMA's ability to consummate the transactions contemplated herein;

                           (ix) declared or made any payment of dividends or
other distribution to the Shareholders or upon or in respect of any shares of SMA's capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

                           (x) entered into any material transaction, contract
or commitment;

                           (xi) granted or suffered to arise any lien upon any
of the properties or assets, real, personal or mixed, tangible or intangible, owned by SMA;

                           (xii) except in the ordinary course of business made
any sale, transfer or other disposition of any assets, real, personal or mixed, tangible or intangible, of SMA, or entered into any contract or commitment relating to its business, operations or financial condition of SMA;

                           (xiii) failed to keep in full force and effect
insurance comparable in amount and scope to coverage maintained by or on behalf of it on the SMA Balance Sheet Date; and

                           (xiv) taken any other action taken that would cause
any representation or warranty made by it in this Agreement not to be true and correct.

                  (x) DISCLOSURE. SMA has made available to PSA at SMA's offices true and complete copies of each material agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules. Without limiting any exclusion, exception or other limitation contained in any of the representations and warranties made herein, this Agreement, the Schedules hereto and all other documents and information furnished to PSA and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

                  (y) LOCATION OF OFFICES AND EQUIPMENT. SMA's principal offices are located at the address first above stated and all Equipment held on the date hereof by SMA is located at such location or at one of the warehouse locations identified on SCHEDULE 3.1(y). The term "Equipment" shall mean any equipment (as such term is defined in the UCC) owned by SMA, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles owned by SMA, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

                  (z) CONSENTS. No consent, waiver, agreement, approval or authorization of or designation, declaration, filing, notice or registration to or with any government authority on the part of SMA or any Shareholder is required to be made or obtained in connection with the valid execution and delivery of this Agreement or related transactions or the consummation of the transactions contemplated hereby or thereby. Neither the execution, delivery, or performance of this Agreement or related transactions, nor the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, notice or authorization under any agreement affecting SMA Common Stock or under any other material agreement, including, without limitation, any lease for real property, to which SMA is a party or affecting its properties or assets.

         3.2 DEFINITION OF MATERIAL ADVERSE EFFECT.

                  As used herein, "MATERIAL ADVERSE EFFECT" with respect to SMA or PSA means any change, event or effect (a) in, on or relating to the business of such party and its subsidiaries, if any, that is, or is reasonably likely to be, materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of such party, taken as a whole, other than any change, event or effect arising out of general economic conditions in the United States; or (b) that may prevent or materially delay performance of this Agreement by such party or the consummation by such party of the transactions contemplated by this Agreement, including the issuance of the SMA Shares or the PSA Shares, as the case may be, pursuant to this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF PSA.

         To induce SMA to enter into this Agreement and consummate the transactions contemplated hereby, PSA represents and warrants to SMA as follows:

         4.1 DUE ORGANIZATION. PSA is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed would not individually or in the aggregate, have a Material Adverse Effect on PSA. Copies of the Certificate of Incorporation and the Bylaws, each as amended, of PSA (collectively, the "PSA Charter Documents") have been made available to SMA. PSA is not in violation of any PSA Charter Document.

         4.2 CAPITALIZATION . The authorized capital stock of PSA consists of
(1) 75,000,000 shares PSA Shares, of which 31,556,235 shares are issued and outstanding, and none of which are reserved for issuance upon the exercise of outstanding warrants and none of which are reserved for issuance upon the exercise of outstanding options.

         4.3 PSA COMMON STOCK . The shares of PSA Common Stock to be delivered to the Company, when delivered in accordance with the terms of this Agreement, will be valid and legally issued shares of PSA capital stock, fully paid and nonassessable. All of the shares of PSA Common Stock to be issued to the Company in accordance herewith will be offered, issued, sold and delivered by PSA in compliance with all applicable state and federal laws concerning the issuance of securities pursuant to exemptions from registration or qualification and none of such shares will be issued in violation of the preemptive rights of any Shareholder of PSA.

         4.4 AUTHORIZATION; VALIDITY. BOARD ACTION . PSA has all necessary corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform its obligations under this Agreement. The execution and delivery by PSA of this Agreement and the consummation by PSA of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of PSA, and no other corporate proceedings on the part of PSA are, or will be, necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by PSA and, assuming the due authorization, execution and delivery of the same by each of the other parties hereto, constitutes a valid, legal and binding agreement of PSA, enforceable against PSA in accordance with its terms, subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and (b) general principles of which might be invoked by a court in a judicial proceeding (regardless of whether considered in a proceeding at law or in equity).

         4.5 NO CONFLICTS . The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not:

                  (a) conflict with, or result in a breach or violation of the PSA Charter Documents or;

                  (b) conflict with, accelerate any obligation or result in a default whether with or without the giving of notice or lapse of time or both) under any document, agreement or other instrument to which PSA is a party or by which PSA is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of PSA's properties pursuant to (i) any law or regulation to which PSA or any of its property is subject, or (ii) any judgment, order or decree to which PSA is bound or any of its property is subject.

         4.6 CONSENTS AND APPROVALS; NO VIOLATIONS.

                  (a) No filing registration or submission with or notice to, and no permit, authorization, consent or approval of or with (collectively, "Filings and Approvals ") any governmental entity is or will be, necessary for the execution and delivery by PSA of this Agreement or the consummation by PSA of the transactions contemplated by this Agreement, except for those requirements, if any, imposed (1) under the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended or the rules of the NASD pertaining to trading on the OTC Bulletin Board, and (ii) such filings and approvals that, if not made or obtained, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                  (b) No consent or approval of any third party is, or will be, necessary for the execution and delivery by PSA of this Agreement or the consummation of the transactions contemplated by this Agreement.

         4.7 FINANCIAL STATEMENTS. PSA has heretofore delivered to SMA a true, complete and correct copy of PSA's audited balance sheet (the "PSA BALANCE SHEET") as of December 31, 1999 (the PSA BALANCE SHEET DATE") and the related statement of income and retained earnings and statement of cash flow for the year then ended ("PSA'S FINANCIAL STATEMENTS') audited by Tabb, Conigliaro & McGann, P.C., Certified Public Accountants, ("PSA'S ACCOUNTANT"). Such financial Statements have also been included in the report of PSA on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2000 (the "PSA 8-K"). Except as noted on PSA's Financial Statements, PSA's Financial Statements have been prepared from its books and records by PSA in accordance with generally accepted accounting principles ("GAAP") consistently applied. PSA's Financial Statements present fairly the financial condition of SMA as of the respective dates indicated thereon, and each of the income statement included in PSA's Financial Statements presents fairly the results of its operations for the periods indicated thereon. PSA's Financial Statements contain and reflect adequate provisions for all reasonably anticipated liabilities for all material income property, sales, payroll or other taxes applicable to PSA with respect to the periods indicated therein. Since the dates of PSA's Financial Statements, there have been no material changes in PSA's accounting policies. PSA has delivered to SMA complete and accurate copies of all "management letters" received by it from PSA's Accountant and all responses during the year by lawyers engaged by PSA to inquiries by PSA's Accountant or any predecessor accountants.

         4.8 CONFORMITY WITH LAW; LITIGATION .

                  (a) Except as set forth on SCHEDULE 4.8(a), PSA is not in violation of any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction which would have a Material Adverse Effect. PSA has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules, regulations, judgments and decrees and is not in violation of any of the foregoing which might have a Material Adverse Effect. PSA has not been advised in writing or orally by any federal or state administrative agency or any division of the National Securities Dealers Association or other self-regulatory body that PSA or trading in PSA's common stock is the subject of any inquiry or investigation.

                  (b) Except as set forth on SCHEDULE 4.8(b) there are no claims, actions, suits, governmental investigations, arbitrations, legal, administrative or other proceedings of any nature, pending or, to the knowledge of PSA, threatened against or affecting PSA Common Stock, PSA or its operations, properties, assets, financial condition or prospects at law or in equity, domestic or foreign, criminal or civil, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over PSA, and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against PSA or against any of their respective properties or business. Without limitation of the foregoing, there have been no developments in any of the litigations described in the report of PSA on Form 10-KSB dated April 13, 2000 and filed with the Securities and Exchange Commission ("SEC") which would have a Material Adverse Effect on PSA. PSA has not received any correspondence or substantive inquiry from the SEC relative to said Form 10-KSB. PSA does not know of any facts on which material claims may be made against PSA or any of PSA's assets, including, without limitation, PSA Common Stock.

         4.9 The PSA 10_KSB and the PSA Financial Statements included therein discloses all material events affecting PSA which (including events and material transactions which would give rise to a Material Adverse Effect) which are required to be disclosed therein, and includes disclosure with respect to any such events which have occurred since December 31, 1999 through the date of the PSA 10_KSB. PSA acknowledges that SMA is relying upon the disclosures in the PSA 10_KSB in making its decision to consummate the transactions contemplated by this Agreement.

5. MUTUAL COVENANTS.

         5.1 SMA and PSA shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement.

         5.2 SMA and PSA shall cooperate and use their reasonable efforts to cooperate, and cause the officers, directors and employees of SMA and PSA cooperate with each other on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

         5.3 COVENANT TO AMEND CERTIFICATE OF INCORPORATION. PSA agrees to vote its A Shares in favor of an amendment to the Certificate of Incorporation of SMA in order to effect a reclassification of the authorized and the outstanding A Shares and B Shares, such that SMA shall by virtue thereof have only one class of common stock authorized and outstanding all of which shall have equal rights including voting rights, and each A Share and B share outstanding on the date of such amendment shall automatically become a single share of such common stock, upon the earliest to occur of (a) the effective date of a registration statement under the Securities Act of 1933 pursuant to which SMA makes a public offering of its common stock; (b) the date following the date on which a Rescission Election becomes effective pursuant to Section 2.3(b) hereof.

6. AFFIRMATIVE COVENANTS OF SMA.

         Until the earlier of (a) such time as PSA shall own less than 25% of the common stock of SMA outstanding on (b) the effective date of a registration statement pertaining to the initial public offering of SMA's common stock, SMA shall

         6.1 FINANCIAL STATEMENTS . Maintain a system of accounting reasonably satisfactory to PSA and in accordance with GAAP applied on a consistent basis throughout the period involved, and permit PSA's officers or authorized representatives to visit and inspect SMA's books of account and other records at such reasonable times and as often as PSA may desire. Unless written notice of another location is given to PSA, SMA's books and records will be located at SMA's chief executive offices. All financial statements called for below shall include a balance sheet, statement of earnings, statement of cash flows and forecasts, and shall be prepared in form and content reasonably acceptable to PSA.

         6.2 OTHER FINANCIAL INFORMATION .

                  (a) Furnish to PSA audited annual financial statements of SMA for each fiscal year of SMA, within 90 days after the close of each such fiscal year.

                  (b) Furnish to PSA reviewed quarterly financial statements of SMA within 40 days after close of each fiscal quarter.

                  (c) Furnish to PSA upon request unaudited monthly financial statements (including a balance sheet and profit and loss statement) of SMA within 40 days after the end of each month.

                  (d) Furnish to PSA promptly such additional information, reports and statements respecting the business operations and financial condition of SMA, as PSA may reasonably request.

         6.3 INSURANCE . Maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, specifically to include fire and extended coverage insurance covering all assets, business interruption insurance, workers compensation insurance and liability insurance. SMA shall deliver to PSA report of a reputable insurance broker with respect to such insurance at least once during each calendar year, and such supplemental reports with respect thereto as PSA may, from time to time, reasonably request.

         6.4 EXISTENCE AND COMPLIANCE . Maintain its existence, good standing and qualification to do business, where required, and comply with all laws, regulations and governmental requirements, including, without limitation, environmental laws applicable to it or to any of its property, business operations and transactions.

         6.5 ADVERSE CONDITIONS OR EVENTS . Promptly advise PSA in writing of
(i) any condition, event or act which comes to its attention that would or might materially adversely affect SMA's financial condition or operations, (ii) any litigation filed by or against SMA, (iii) any event that has occurred that would constitute an event of default under any documents and (iv) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of $100,000.

         6.6 TAXES AND OTHER OBLIGATIONS . Pay all of its taxes, assessments and other obligations, and all lawful material claims for labor, materials and supplies, which, if left unpaid, might become liens on its assets or properties, including, but not limited to, taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner.

         6.7 COMPLIANCE WITH LAWS . Comply in all material respects with the requirements of all applicable laws.

         6.8 MAINTENANCE . Maintain all of its tangible property in good condition and repair and make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business.

         6.9 BANKING RELATIONSHIPS . Give PSA notice of any material relationship or change in any material relationship with a bank or other financial institution.

7. NEGATIVE COVENANTS OF SMA

         Until (a) the effective date the completion of an Initial Public Offering by SMA or until PSA does not own in excess of 50% of the outstanding A Shares (whether as a result of a default by PSA in making the First or Second Deferred Payments or otherwise) SMA will not, without the prior written consent of PSA and the vote of the a majority of the A Shares (and without limiting any requirement of any other documents):

         7.1 CAPITAL EXPENDITURES . Make capital expenditures during each fiscal quarter (including capitalized leases) exceeding in the aggregate in the case of any subsequent fiscal quarter, 25% of the amount, by which (i) the positive difference (if any) between the amount of SMA's cash and cash equivalents as of the last day of the immediately preceding quarter and the amount of SMA's cash and cash equivalents as of the last day of the second preceding quarter exceeds
(ii) $2,000,000.

         7.2 COMPENSATION . Pay, by way of salary, bonus, distribution, dividend, lease payment or otherwise, aggregate annual compensation to either Michael Morrissey, David Satin, or Edvardo Bissiccio in excess of the amounts provided in their written employment agreements.

         7.3 TRANSFER OF ASSETS OR CONTROL . Sell, lease, assign or otherwise dispose of or transfer any assets, except in the normal course of its business, or enter into any merger or consolidation, or transfer control or ownership of SMA or form or acquire any subsidiary (other than a wholly owned subsidiary formed to operate a segment of SMA's business or to hold specific real or personal property), enter into any other form of business combination, or acquire all or substantially all of the assets or equity interests of any person or business.

         7.4 LIENS . Grant, suffer or permit any contractual or noncontractual lien on or security interest in any material portion of its assets, or fail to promptly pay when due all lawful claims, whether for labor, materials or otherwise, other than for purchase money or notice liens granted in connection with the acquisition or leasing of machinery or equipment which is specific to the machinery or equipment purchased or leased.

         7.5 EXTENSIONS OF CREDIT . Make any loan or advance to any person or entity (other than loans to non-officer employees not to exceed, in the aggregate, $50,000 outstanding at any time), or purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any entity, or participate as a partner or joint venturer with any person or entity, except for the purchase of direct obligations of the United States or any agency thereof with maturities of less than one year.

         7.6 BORROWINGS . Create, incur, assume or become liable in any manner for any indebtedness (for borrowed money, deferred payment for the purchase of assets, lease payments, as surety or guarantor for the debt for another, or otherwise), except for normal trade debts incurred in the ordinary course of SMA's business, and except for existing indebtedness disclosed to PSA in writing and acknowledged by PSA prior to the date of this Agreement or borrowed or re-borrowed under lines of credit existing on the date of this Agreement or hereafter approved by a majority of the A Shares.

         7.7 DIVIDENDS AND DISTRIBUTIONS . Make any distribution on any shares of any class of its capital stock or apply any of its property or assets to the purchase, redemption or other retirement of any shares of any class of capital stock of SMA except to the extent that cash dividends may be declared by the Board, providing that the net profit for the immediately prior fiscal year exceeds $5,000,000. In any event the amount of any cash dividend in any fiscal year shall not exceed the lesser of 20% of:

                  (a) SMA's net income for such fiscal year; or

                  (b) the excess of the amount of SMA's cash and cash equivalents as at the end of the immediately preceding fiscal year over $2,000,000.

         7.8 CHARACTER OF BUSINESS . Change the general character of business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as presently conducted, or wind up, liquidate or dissolve the corporation.

         7.9 MANAGEMENT CHANGE . Make any substantial change in its present executive or management personnel involving Michael Morrissey, David Satin or Edvardo Bissiccio.

         7.10 INVESTMENTS . Make any investment in any other person in the form of loans (including guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of indebtedness, equity interests or other securities or any other items that are or would be classified as investments on a balance sheet prepared in accordance with generally accepted accounting principles, other than investments in cash and cash equivalents.

         7.11 SALE OF RECEIVABLES . Sell, factor or otherwise transfer or convey any of its accounts receivable.

         7.12 ORGANIZATIONAL DOCUMENTS .Amend or otherwise alter its Articles of Incorporation or Bylaws.

         7.13 PRINCIPAL PLACE OF BUSINESS . Change its principal place of business.

         7.14 EMPLOYEE STOCK OPTIONS . Issue to employees options, warrants or any other rights to acquire capital stock of SMA, other than pursuant to SMA's 1999 Employee Stock Option Plan.

8. INDEMNIFICATION.

         8.1 GENERAL INDEMNIFICATION BY SMA . SMA covenants and agrees to indemnify, defend, and hold harmless PSA and its officers, directors, employees, shareholders, assigns, successors and affiliates (individually, a "PSA INDEMNIFIED PARTY" and collectively, "INDEMNIFIED PARTIES") from, against and in respect of:

                  (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "DAMAGES") suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                           (i) any misrepresentations or breach, or any
allegation thereof, of any representation or warranty made by SMA set forth in this Agreement or any Schedule, certificate or other instrument, delivered by or on behalf of SMA in connection herewith; or

                           (ii) any nonfulfillment of any covenant or agreement
to be performed by SMA under this Agreement; or

                           (iii) the matters disclosed on SCHEDULES 3.1(v)
conformity with law; litigation), and 3.1(w) (taxes).

                  (b) any and all Damages incident to any of the foregoing.

         8.2 GENERAL INDEMNIFICATION BY PSA . PSA covenants and agrees to indemnify, defend, and hold harmless SMA and its officers, directors, employees, shareholders, assigns, successors and affiliates (individually, an "SMA INDEMNIFIED PARTY" and collectively, "INDEMNIFIED PARTIES") from, against and in respect of:

                  (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "DAMAGES") suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                           (i) any misrepresentations or breach, or any
allegation thereof, of any representation or warranty made by PSA set forth in this Agreement or any Schedule, certificate or other instrument, delivered by or on behalf of PSA in connection herewith; or

                           (ii) any nonfulfillment of any covenant or agreement
to be performed by PSA under this Agreement; and

                  (b) any and all Damages incident to any of the foregoing.

         8.3 OMITTED.

         8.4 LIMITATION AND EXPIRATION . Notwithstanding the above:

                  (a) Neither SMA nor PSA shall have any liability for indemnification under Section 8.1 unless, the aggregate amount of Damages exceeds $100,000 (the "INDEMNIFICATION THRESHOLD") (in which event liability shall exist for all Damages); PROVIDED, HOWEVER, that the Indemnification Threshold shall not apply to (i) as to SMA, Damages arising out of any breaches of the covenants or representations and warranties made in SECTIONS 3.1(d) (Capital Stock of SMA), 3.1(e) or (Transactions in Capital Stock), or (ii) as to PSA, SECTION 4.2 (Capital Stock).

                  (b) the indemnification obligations under this Section 8, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or (ii) of this SECTION 8.4(b):

                           (i) except as to representations, warranties, and
covenants specified in clauses 8.3 and 8.4(a) of this SECTION 8.4, one (1) year after the Closing Date, or

                           (ii) with respect to representations and warranties
contained in SECTIONS 3.20 (SMA Employee Benefit Plans) and 3.22 (SMA Taxes), and the representations, warranties and covenants specified in clauses 8.4(a) and 8.3, two (2) years after the Closing Date.

         8.5 SURVIVAL OF REPRESENTATIONS WARRANTIES AND COVENANTS . All representations, warranties and covenants made by SMA and PSA in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of the Closing Date. The representations of SMA will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 8.2. The representations of PSA will survive the Closing and will remain in effect until, and will expire upon the 90th day following the filing by PSA of its report on Form 10-K for the year ending December 31, 2000.

9. LEGENDS ON SMA AND PSA SHARES

          The SMA Shares issued to PSA, and the PSA Shares issued to SMA shall bear the following legends:

         FIRST LEGEND "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS."

         SECOND LEGEND (FOR SMA'S A AND B SHARES ) "THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND PROVISIONS OF A SHAREHOLDERS' AGREEMENT DATED AS OF MAY 4, 2000, INCLUDING LIMITATIONS ON TRANSFER AND OBLIGATIONS AS TO VOTING, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE CORPORATION.

10. SUCCESSORS AND ASSIGNS.

         This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto and the successors of PSA and SMA.

11. ENTIRE AGREEMENT, AMENDMENT, WAIVER.

         This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Exhibits and Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

12. COUNTERPARTS.

         This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

13. BROKERS AND AGENTS.

         Both PSA and SMA represent and warrant to each other that neither has employed any broker or agent in connection with the transactions contemplated by this Agreement and each party agrees to indemnify the other party against all losses, damages or expenses relating to or arising out of claims for fees or commission of any other broker or agent employed or alleged to have been employed by them.

14. EXPENSES.

         PSA has paid and will pay the fees, expenses and disbursements of PSA and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. SMA has paid and will pay the fees, expenses and disbursements of SMA to Stockholders and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement.

15. NOTICES.

         Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

           If to PSA, to:

                    PSA, Inc.
                    9800 South Sepulveda Boulevard, Suite 810
                    Los Angeles, California 90045
                    Attention:  David E. Walsh, CEO
                    Facsimile: (310) 258-0509

           With a copy to:

                    Steven W. Wolfe, Esq.
                    c/o Kantor, Davidoff, Wolfe, Mandelker & Kass, P.C. 51 East 42nd Street
                    New York, New York 10017
                    Facsimile: (212) 949-5206

           If to SMA, to:

                    S.M.A. Real Time Inc.
                    100 Avenue of the Americas, 10th Floor
                    New York, New York 10013
                    Attention:  Michael J. Morrissey, President
                    Facsimile: (212) 941 0439

           With a copy to:

                    David A. Rosen, Esq.
                    c/o Herrick, Feinstein, LLP
                    2 Park Avenue, 21st floor
                    New York, New York 10016
                    Facsimile: (212) 592 1500

           If to the Agent, to:

                    United States Trust Company
                    114 West 47th Street, 25th Floor
                    New York, New York 10036-1532
                    Attention: Corporate Trust Department
                    Facsimile: (212) 852-1626, (212) 852-1627, or (212) 852-1632

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

16. GOVERNING LAW.

         This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction.

17. SEVERABILITY

         If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

18. CONFIDENTIALITY.

         All of the parties hereto agree to maintain the existence of this Agreement and its terms and conditions in a confidential manner and not disclose the same to any third party or person except as may be required to effect the intentions and purposes of this Agreement and related agreements. In addition, any party hereto who learns of confidential and/or proprietary information of any other party shall maintain the same in a confidential fashion, notwithstanding that this Agreement may hereafter be terminated, and the same shall not be disclosed, distributed or disseminated in any manner. No press release shall be issued except as agreed to in writing by PSA and SMA.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.





                                     PSA, Inc.



Witness:                             By: /S/ David E. Walsh
        ---------------------------     -----------------------------------
                                     Name:  David E. Walsh
                                     Title: Chairman and Chief Executive
                                            Officer


                                     S.M.A. REAL TIME INC.



Witness:                             By: /S/ Michael J. Morrissey
        ---------------------------      -----------------------------------
                                     Name:  Michael J. Morrissey
                                     Title: Chairman and Chief Executive Officer


                                     UNITES STATES TRUST COMPANY OF NEW
                                     YORK as Escrow Agent. The
                                     responsibilities of the Escrow
                                     Agent are strictly limited to those
                                     set forth in Section 2.3 of this
                                     Agreement and are further limited
                                     by Schedule 2A hereto



                                     By: /S/
                                         ----------------------------------
                                     Name:
                                     Title:

                                   SCHEDULE 2A

                  (a) The Agent shall dispose of the Escrow Items in accordance with the express provisions of Section 2A of this Agreement and this Schedule 2A and shall have no obligation under, or duty to inquire into, the terms and provisions of any other agreement or document and shall not be requested to construe any agreement or document in connection herewith.

                  (b) Anything in this Agreement to the contrary notwithstanding:

                           (i) The Agent may at any time deposit the Escrow
Items with the federal court for the Southern District of New York or a the New York State Supreme Court, County of New York, upon commencement of an action in the nature of an interpleader or in the course of any court proceedings.

                           (ii) If at any time the Agent receives a final,
non-appealable order of a court of competent jurisdiction directing delivery of all or any of the Escrow Items the Agent shall comply with such order.

                           (iii) If at any time the Agent receives written
instructions executed by both the PSA and SMA directing retention or delivery of any Escrow Item, the Agent shall comply with such instructions, notwithstanding such instructions have not been executed by any or all of the holders of SMA common stock.

                  (c) Upon delivery or release of the all of the Escrow Items as provided in this Agreement, the Agent shall thereupon be released and discharged from any and all further obligations arising in connection with this Agreement.

                  (d) The Agent's duties hereunder are purely ministerial in nature and the Agent shall have no duties or responsibilities except those expressly set forth herein. Without limitation of the foregoing, the Agent

                           (i) shall not incur any liability whatsoever except
for its willful misconduct or gross negligence,

                           (ii) shall be under no responsibility in respect of
the Escrow Items other than faithfully to follow the instructions herein contained,

                           (iii) may retain counsel and shall be fully protected
in any action taken in good faith in accordance with the advice of such counsel,

                           (iv) shall not be required to institute legal
proceedings of any kind, and

                           (v) shall not be required to defend any legal
proceedings which may be instituted against it in respect of the subject matter of these instructions, unless the Agent shall elect to do so in its sole discretion, in which event, it shall be indemnified by the SMA and PSA against the cost and expense of such defense.

                  (e) In the event of any disagreement between any of the parties to this Agreement, or between any of them and any other person, resulting in adverse claims or demands being made in connection with the Escrow Items, or in the event that the Agent in good faith is in doubt as to what action it should take hereunder, the Agent may, at its option, continue to hold the Escrow Items and refuse to comply with any claims or demands on it until (i) the Agent shall have received an order of a court of competent jurisdiction directing delivery of all or any portion of the Escrow Items, or (ii) all differences shall have been adjusted and all doubt resolved by written agreement executed by the parties to such disagreement.

                  (f) The Agent (and any successor Agent) may, upon thirty (30) days prior written notice to PSA and SMA, at any time resign as such by delivering the Escrow Items to any successor Agent which PSA and SMA jointly designate in writing to the Agent in writing, or to the federal court for the Southern District of New York, or to the Supreme Court of the State of New York, County of New York, whereupon the resigning Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement.

                  (g) The Agent may act upon any judgment, certification, demand, notice, instrument or other writing believed by it, in good faith, to be genuine and purporting to be signed on behalf of the party for whom it is signed without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity of the signature or service thereof. The Agent may assume that any person purporting to give any notice or receipt or advice or to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

                  (h) Except with respect to claims upon willful misconduct or gross negligence of the Agent that are successfully asserted against the Agent, PSA or SMA shall jointly and severally indemnify and hold harmless the Agent from and against any and all liability, loss, damage or expense incurred by the Agent arising out of or in connection with this Agreement, including but not limited to, legal fees and expenses.

                  (i) Notwithstanding any provision to the contrary, notice to the Agent shall not be effective unless actually received by the Agent.

                  (j) The Agent shall be paid as compensation for its services hereunder the fees set forth on Schedule A attached hereto. Seller and Buyer shall each pay to the Agent one-half of the fees set forth on Schedule A attached hereto. Unless and until the Agent receives joint written instructions from Seller and Buyer specifying a different investment, the Escrow Items shall be invested as specified in Schedule A.

                  (k) Additional Provisions Regarding the Agent. Without limiting in any manner the preceding provisions of this Schedule:

                           (i) Agent shall not incur any liability to any party
for damages, losses or expenses for (a) any act or failure to act made or omitted in good faith and without gross negligence or willful misconduct or (b) any action taken or omitted in reliance upon any instrument that Agent shall in good faith believe to be genuine, nor will Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, Agent may consult with legal counsel in connection with Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                           (ii) Agent can incur reasonable expenses in
connection with its duties and incur legal fees and expenses in connection with this Agreement with any firm, and such expenses shall be paid or reimbursed, as the case may be, in accordance with this Agreement. In the event that the conditions of this Agreement are not properly fulfilled, or if Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, Agent shall be reasonably compensated for such extraordinary service and reimbursed for all reasonable costs, attorneys' fees and expenses of any firm occasioned by such default, delay, controversy or litigation and Agent shall have the right to retain all documents and/or other things of value at any time held by Agent in this escrow until such compensation, fees, costs, and expenses are paid.

                           (iii) The Agent shall hold all funds that it receives
in escrow pursuant to this Agreement. The Agent is hereby directed to invest the Escrow Funds in the Agent's Excelsior Fund of Government Securities. Interest shall be released to whichever of SMA or PSA is entitled to the release of the Escrow Funds or any portion thereof, as and when set forth herein.. The name of the account shall be "SMA/PSA ESCROW ACCOUNT."

                   SCHEDULE 3.1e TRANSACTIONS IN CAPITAL STOCK
                   -------------------------------------------

         Edvardo Bissiccio - 366,000 outstanding options as described in his Employment Agreement.

         Dirks & Company, Inc., 21,000 Warrants to be issued upon completion of a Private Placement or Initial Public Offering



                         SCHEDULE 3.1f STOCKS AND NOTES
                         ------------------------------

         In conjunction with the Private Placement completed in May 1999,SMA issued promissory notes totaling $700,000 plus 10% interest. There were 210,000 shares issued as part of this Private Placement to the note holders.

         In August 1995, the two principal shareholders loaned the company $103,772. The promissory note includes 7% interest and is being paid back over a 60_month period.



                         SCHEDULE 3.1g ABSENCE OF CLAIMS
                         -------------------------------

none



                    SCHEDULE 3.1i LIABILITIES AND OBLIGATIONS
                    -----------------------------------------

Global Financial          $114,921.62

Edvardo Bissiccio         $21,005.20 on consulting agreement

Edvardo Bissiccio         $9,483.31 in expenses

Post Force                $41,575.00

Steve Galvin              $16,000.00

Michael Morrissey         $18,000.00

Jeff Langberg             $100,000 (SMA intends to settle all claims asserted by
                          Jeff Langberg for this amount and to exchange general releases with Mr. Langberg)

                                 SCHEDULE 3.1(j)


       USE OF PROCEEDS
       ---------------


       1.   Existing Infrastructure &
            High Definition Equipment
            Upgrades                                          $      1,500,000

       2.   Internet Infrastructure
            Expansion                                         $        300,000

       3.   Virtual Studio Expansion                          $        500,000

       4.   New Real Estate Acquisition                       $      3,500,000

       5.   New Real Estate
            Infrastructure                                    $      1,000,000

       6.   Sales, Marketing and Pubic
            Relations Expenditures                            $        300,000

       7.   Repayment of Promissory
            Notes and Placement Agent Fee                     $        840,000

       8.   Working Capital and General
            Corporate Purposes                                $      2,060,000


                                 TOTAL USE OF PROCEEDS        $     10,000,000
                                                              =================

                          SCHEDULE 3.1(m) REAL PROPERTY
                          -----------------------------

               a) Lease agreement with the landlord, Parish of Trinity Church at 100 Avenue of the Americas 10th Fl. 25,000 sq. ft., current annual base rent $324,996, expiration date December 1, 2005.

               b) Sublease agreement with the landlord, Warwick Baker O'Neill at 100 Avenue of the Americas 12th Fl. 8,500 sq. ft., current annual base rent $232,000, expiration date August 30, 2004.

               c) Lease agreement with the landlord, Dominick Incantalupo at 45 Renwick Street. 2,500 sq. ft., current annual base rent $33,600, expiration date May 31, 2000.

               d) Lease agreement with the landlord, Anthony Riotto at 156 Washington Avenue, New Jersey, 3,000 sq. ft., current annual base rent $11,940, month to month.

               e) Sublease agreement with the Tenant, Video Fashion at 100 Avenue of the Americas 12th Fl. 8,500 sq. ft., current annual base rent $162,400, expiration date January 31, 2001.



                      SCHEDULE 3.1(o) INTELLECTUAL PROPERTY
                      -------------------------------------
None




                       SCHEDULE 3.1(p) MATERIAL CONTRACTS
                       ----------------------------------

See attached schedule



                            SCHEDULE 3.1(r) INSURANCE
                            -------------------------


SMA has the following insurance through our broker AON/Albert G. Ruben:

     Chubb Insurance _ commercial general liability, commercial property, commercial umbrella liability

     Gulf Insurance _ production package


                  SCHEDULE 3.1(s) LABOR AND EMPLOYMENT MATTERS
                  --------------------------------------------

Employment Agreements


                                             Expiration
Name                        Salary           Date            Bonus/Commission

Ron Brower                  $175,000.00      02/01/01        10% commission over $350,000 in billings

Larry Trosko                $175,000.00      05/12/04        10% commission over $350,000 in billings

                                                             10% commission on billings under $1,000,000;
Eli Friedman                $230,000.00      05/08/02        20% commission over $1,000,000

Russell Booth               $120,000.00                      5% commission on billings

Les Rudner                  $150,000.00      12/01/04

Michael Morrissey           $250,000.00      12/01/04

David Satin                 $250,000.00      12/01/04

Edvardo Bissiccio           $250,000.00      12/01/04

Rafael Estevez              $73,000.00       03/26/01


SMA has in effect the following plans:

         Aetna/US Healthcare _ group health insurance

         Aetna Life Insurance _ group life insurance

         The Guardian _ dental insurance

         Standard Security _ short term disability insurance

         State Insurance Fund _ workers compensation insurance

         SMA Realtime, Inc. 401k Retirement Savings Plan _ 401k plan effective 1/1/98

         SMA Video, Inc. Profit Sharing Plan _ profit sharing plan effective 10/1/86

         SMA Realtime, Inc. Stock Option Plan _ stock option plan

         Northwestern Mutual Life_ $1,500,000 Insured Michael Morrissey, Owner & Beneficiary SMA Realtime, Inc.

         Northwestern Mutual Life_ $1,500,000 Insured David Satin, Owner & Beneficiary SMA Realtime, Inc.

         William Penn Life_ $500,000 Insured Michael Morrissey, Owner SMA Video, Inc., Beneficiary Citibank as secured party.

         American Mayflower Life _ $500,000 Insured David Satin, Owner SMA Video, Inc., Beneficiary Citibank as secured party.

         Reliance National Insurance Co. _ Directors & Officers insurance $5,000,000 liability coverage

                  SCHEDULE 3.1(t) LABOR AND EMPLOYMENT MATTERS
                  --------------------------------------------

Michael J. Morrissey _ Chairman & CEO
425 Broome Street Apt. 2R
New York, NY 10013

David J. Satin _ Executive Vice President, Secretary, Treasurer, Director 425 East 51st Street, Apt7A
New York, NY 10022

Edvardo Bissiccio _ Senior Vice President, Director
401 East 34th Street Apt.  S_16G
New York, NY 10016

Darryl J. Kramer _ Director
708 3rd Avenue
New York, NY 10017

Les Rudner _ Chief Engineer, Director
11 Phoenix Street
Hempstead, NY 11550

Rafael A. Estevez, Jr. _ Chief Financial Officer
838 Pelhamdale Ave. Apt 2k
New Rochelle, NY 10801

                     SCHEDULE 3.1(u) EMPLOYEE BENEFIT PLANS
                     --------------------------------------

         As described in Schedule 3.1(f) the two principal loaned the company $103,772 in August 1995. The money was borrowed by the principals from the Profit Sharing Plan. The Profit Sharing Plan was audited and the IRS determined that this was a prohibited transaction. SMA is in the process of negotiating this issue with the Internal Revenue Service. SMA believes that the Company's obligations for interest and penalties will not exceed $1,350.00 and that the obligations of the principals for back taxes and penalties which is reimbursable by the Company will not exceed $35,000.00 each.



                              SCHEDULE 3.1(v) TAXES
                              ---------------------

         SMA Realtime, Inc. and its subsidiary SMA Video, Inc. have New York State Sales Tax audits in progress. SMA is not in the business of providing a taxable service; therefore, we feel that there will be no significant exposure. SMA has previously been audited and has been accessed for any taxable expenditure in reference to our capital improvements.



                       SCHEDULE 3.1(w) ABSENCE OF CHANGES
                       ----------------------------------

None



                SCHEDULE 3.1(y) LOCATION OF OFFICES AND EQUIPMENT
                -------------------------------------------------

SMA maintains its offices and all equipment in the above referenced schedule
3.1m



                                 SCHEDULE 4.8(a)
                                 ---------------

None



                                 SCHEDULE 4.8(b)
                                 ---------------

None other than as disclosed on the PSA 10-KSB and/or the PSA Financial Statements.